Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2023 First Quarter;
Affirms Fiscal 2023 Guidance
DALLAS (February 7, 2023) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first fiscal quarter ended December 31, 2022.

Highlights
•Earnings per diluted share was $1.91 for the three months ended December 31, 2022.
•Consolidated net income was $271.9 million for the three months ended December 31, 2022.
•Capital expenditures totaled $795.7 million for the three months ended December 31, 2022, with approximately 88 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2023 is expected to be in the range of $5.90 to $6.10.
•Capital expenditures are expected to approximate $2.7 billion in fiscal 2023.
•The company's Board of Directors has declared a quarterly dividend of $0.74 per common share. The indicated annual dividend for fiscal 2023 is $2.96, which represents an 8.8% increase over fiscal 2022.

“Our first quarter results, reflect the dedication, focus and effort of all 4,800 Atmos Energy employees as we continued modernizing our natural gas distribution, transmission, and storage systems on our journey to be the safest provider of natural gas services," said Kevin Akers, President and CEO of Atmos Energy. "We remain well positioned to achieve our fiscal 2023 earnings per share guidance," Akers concluded.

Results for the Three Months Ended December 31, 2022
Consolidated operating income increased $45.3 million to $321.2 million for the three months ended December 31, 2022, compared to $275.9 million in the prior year, primarily due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by increased operation and maintenance and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $41.3 million to $231.8 million for the three months ended December 31, 2022, compared with $190.5 million in the prior-year quarter, primarily due to a $57.5 million increase in rates, a $5.7 million decrease in refunds of excess deferred taxes to customers and customer growth of $2.4 million, partially offset by a $13.2 million increase in operation and maintenance expense driven primarily by pipeline system maintenance and increased administrative costs and a $16.0 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $4.0 million to $89.4 million for the three months ended December 31, 2022, compared with $85.4 million in the prior year. Key operating drivers for this segment include a $21.0 million increase from our GRIP filing approved in fiscal 2022, partially offset by a $12.6 million increase in operation and maintenance expense driven primarily by system maintenance spending and a $4.4 million increase in depreciation and property tax expenses.
Capital expenditures increased $111.5 million to $795.7 million for the three months ended December 31, 2022, compared with $684.2 million in the prior year, due to increased system modernization and expansion spending.
For the three months ended December 31, 2022, the company generated operating cash flow of $188.9 million, compared to $61.8 million in the prior-year quarter. The year-over-year increase primarily reflects working capital changes, including the timing of payments for natural gas purchases and deferred gas cost recoveries and the positive effects of successful rate case outcomes achieved in the prior year.
Our equity capitalization ratio at December 31, 2022 decreased to 52.9%, from 53.6% at September 30, 2022, due to $220.0 million in equity issuances under our forward equity agreements, partially offset by the issuance of $500 million of 5.75% senior notes and $300 million of 5.45% senior notes in October 2022. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 60.0% and 61.3% at December 31, 2022 and September 30, 2022.

Conference Call to be Webcast February 8, 2023
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2023 first quarter financial results on Wednesday, February 8, 2023, at 9:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; failure to attract and retain a qualified workforce; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; the impact of new cybersecurity compliance requirements; adverse weather conditions; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; the impact of climate change; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; and increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements.

Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$1,440,426	$972,422
Pipeline and storage segment	186,629	162,918
Intersegment eliminations	(143,046)	(122,554)
	1,484,009	1,012,786
Purchased gas cost
Distribution segment	881,915	496,799
Pipeline and storage segment	(858)	(3,411)
Intersegment eliminations	(142,808)	(122,225)
	738,249	371,163
Operation and maintenance expense	185,016	159,110
Depreciation and amortization	146,020	127,856
Taxes, other than income	93,538	78,796
Operating income	321,186	275,861
Other non-operating income	21,191	8,702
Interest charges	36,760	19,851
Income before income taxes	305,617	264,712
Income tax expense	33,757	15,503
Net income	$271,860	$249,209

Basic net income per share	$1.92	$1.86
Diluted net income per share	$1.91	$1.86
Cash dividends per share	$0.74	$0.68
Basic weighted average shares outstanding	141,820	133,682
Diluted weighted average shares outstanding	141,937	133,689

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2022	2021
Distribution	$194,468	$179,571
Pipeline and storage	77,392	69,638
Net income	$271,860	$249,209

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2022	2022
Net property, plant and equipment	$17,971,668	$17,240,239
Cash and cash equivalents	171,597	51,554
Accounts receivable, net	826,416	363,708
Gas stored underground	323,678	357,941
Other current assets	2,306,072	2,274,490
Total current assets	3,627,763	3,047,693
Goodwill	731,257	731,257
Deferred charges and other assets	1,035,473	1,173,800
	$23,366,161	$22,192,989

Shareholders' equity	$9,836,274	$9,419,091
Long-term debt	6,551,795	5,760,647
Total capitalization	16,388,069	15,179,738
Accounts payable and accrued liabilities	574,723	496,019
Other current liabilities	755,687	720,157
Short-term debt	—	184,967
Current maturities of long-term debt	2,201,484	2,201,457
Total current liabilities	3,531,894	3,602,600
Deferred income taxes	2,075,596	1,999,505
Regulatory excess deferred taxes	345,799	385,213
Deferred credits and other liabilities	1,024,803	1,025,933
	$23,366,161	$22,192,989

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2022	2021
Cash flows from operating activities
Net income	$271,860	$249,209
Depreciation and amortization	146,020	127,856
Deferred income taxes	29,693	11,813
Other	(17,508)	(12,689)
Changes in other assets and liabilities	(241,165)	(314,365)
Net cash provided by operating activities	188,900	61,824
Cash flows from investing activities
Capital expenditures	(795,660)	(684,180)
Debt and equity securities activities, net	(2,472)	2,374
Other, net	5,621	2,058
Net cash used in investing activities	(792,511)	(679,748)
Cash flows from financing activities
Net decrease in short-term debt	(184,967)	—
Proceeds from issuance of long-term debt, net of premium/discount	797,258	596,142
Net proceeds from equity issuances	220,000	261,943
Issuance of common stock through stock purchase and employee retirement plans	3,779	3,918
Cash dividends paid	(104,552)	(90,411)
Debt issuance costs	(7,864)	(6,386)
Net cash provided by financing activities	723,654	765,206
Net increase in cash and cash equivalents	120,043	147,282
Cash and cash equivalents at beginning of period	51,554	116,723
Cash and cash equivalents at end of period	$171,597	$264,005

	Three Months Ended December 31
Statistics	2022	2021
Consolidated distribution throughput (MMcf as metered)	140,678	108,142
Consolidated pipeline and storage transportation volumes (MMcf)	142,076	136,067
Distribution meters in service	3,460,006	3,412,929
Distribution average cost of gas	$8.81	$7.14
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